UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

AIS FUTURES FUND IV L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	13-3909977
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o AIS FUTURES MANAGEMENT LLC
187 Danbury Road, P.O. Box 806
Wilton, Connecticut 06897

John Hummel
AIS Futures Management LLC
187 Danbury Road, P.O. Box 806
Wilton, Connecticut 06897

(203) 563-1180
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________
Copies to:

Nathan Howell
James Biery
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act: NONE
Securities to be registered pursuant to Section 12(g) of the Act:	Limited Partnership Interests (Title of Class)

Table of Contents

Item 2: Financial Information	1
Item 13: Financial Statements And Supplementary Data	13
Item 15: Financial Statements And Exhibits	13

i

AIS FUTURES FUND IV L.P.

ITEM 2: FINANCIAL INFORMATION

(a)	Selected Financial Data

The following selected financial data for fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 has been derived from audited financial statements of the Partnership.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002
Income Statement Items

Interest Income	$2,140,749	$477,981	$77,745	$22,180	$24,007
Total trading gains (losses)	(2,314,184)	3,439,767	936,222	838,743	(55,515)

Expenses:
Selling Agent Administrative and Service Fees	1,292,554	490,891	139,825	52,473	34,533
Management Fees	687,913	279,667	102,578	40,002	24,203
General Partner Profit Share Allocation	141,714	692,016	175,476	117,836	0
Operating Expenses	69,180	38,677	24,306	18,699	31,960

Net Income (loss)	$(2,364,796)	$2,416,497	$571,782	$631,913	$(122,204)

Balance Sheet Items

Total Assets	$52,787,723	$31,027,436	$8,517,025	$2,838,374	$1,778,125
Total Partners’ Capital	$51,744,274	$27,884,331	$7,887,630	$2,669,569	$1,754,886

Series A Compound Monthly Rate of Return

Month	2006	2005	2004	2003	2002
January	6.58%	(0.66)%	4.04%	6.26%	(3.69)%
February	(9.77)	16.90	10.92	10.55	(1.58)
March	9.53	4.59	11.81	(15.24)	4.02
April	15.01	(6.35)	(8.26)	(6.61)	0.28
May	(2.75)	0.71	(2.97)	6.19	(6.23)
June	(6.77)	3.00	(2.92)	(2.25)	2.69
July	3.32	5.56	3.68	5.12	4.89
August	(9.97)	4.45	4.16	6.56	5.45
September	(12.55)	1.98	2.63	4.65	4.28
October	9.33	(12.37)	7.60	5.76	(14.79)
November	13.24	(4.20)	2.08	1.94	(4.92)
December	(9.84)	12.34	(10.37)	9.46	4.16
Compound Annual Rate of Return	(0.28)%	25.11%	21.64%	33.52%	(7.33)%

Monthly rates of return are calculated on an accrual basis in accordance with generally accepted accounting principles and the rules of the CFTC.

(b)           Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the “Selected Financial Data” presented above, as well as to “Item 13: Financial Statements and Supplementary Data.”  The information contained therein is essential to, and should be read in conjunction with, the following analysis.

(i)	Capital Resources

Units may be offered for sale as of the beginning, and may be redeemed as of the end, of each month.

The amount of capital raised for the Partnership should not have a significant impact on its operations, as the Partnership has no significant capital expenditure or working capital requirements other than for monies to pay trading losses, brokerage commissions and expenses.  Within broad ranges of capitalization, the General Partner’s trading positions should increase or decrease in approximate proportion to the size of the Partnership.

The Partnership raises additional capital only through the sale of Units and capital is increased through trading profits (if any) and interest income.  The Partnership does not engage in borrowing.

The Partnership trades futures contracts and options on futures contracts on domestic markets.  Risk arises from changes in the value of these instruments (market risk) and the potential inability of counterparties or brokers to perform under the terms of their contracts (credit risk).  Market risk is generally to be measured by the face amount of the futures positions acquired and the volatility of the markets traded.  The credit risk from counterparty non-performance associated with these instruments is the net unrealized gain, if any, on these positions plus the value of the margin or collateral held by the counterparty.  The counterparty for futures and options on futures contracts traded in the United States is the clearinghouse associated with the relevant exchange.  Clearinghouse arrangements are generally perceived to reduce credit risk because, in general, clearinghouses are backed by the corporate members of the clearinghouses, which are required to share any financial burden resulting from the non-performance of any one of the members of the clearinghouse.

The General Partner attempts to control market risk through (1) real time monitoring of open positions; (2) diversifying positions among various markets; (3) moderating position size in each market traded on the basis of the trading signals indicated by MAAP (that is, taking a full, partial or no position); and (4) limiting the leverage in the Partnership’s portfolio to not more than approximately four times the net asset value of the Partnership.  The Partnership controls credit risk by dealing exclusively with large, well capitalized financial institutions and futures brokers.

The financial instruments traded by the Partnership contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures underlying the financial instruments or the Partnership’s satisfaction of the obligations may exceed the amount recognized in the statement of financial condition of the Partnership.

Due to the nature of the Partnership’s business, substantially all its assets are represented by cash and United States government obligations, while the Partnership maintains its market exposure through open futures contract positions.

The Partnership’s futures contracts are settled by offset and are cleared by the exchange clearinghouse function.  Open futures positions are marked to market each trading day and the Partnership’s trading accounts are debited or credited accordingly.  Options on futures contracts are settled either by offset or by exercise.  If an option on a future is exercised, the Partnership is assigned a position in the underlying future which is then settled by offset.

The value of the Partnership’s cash and financial instruments is not materially affected by inflation.  Changes in interest rates, which are often associated with inflation, could cause the value of certain of the Partnership’s debt securities to decline, but only to a limited extent.  More important, changes in interest rates could cause periods of strong up or down market price trends, during which the Partnership’s profit potential generally increases.  However, inflation can also give rise to markets which have numerous short price trends followed by rapid reversals, markets in which the Partnership is likely to suffer losses.

(ii)	Liquidity

The Partnership’s assets are generally held as cash or cash equivalents which are used to margin the Partnership’s futures positions and are withdrawn, as necessary, to pay redemptions and expenses.  Other than potential market-imposed  limitations on liquidity, due, for example, to limited open interest in certain futures markets or to daily price fluctuation limits, which are inherent in the Partnership’s futures trading, the Partnership’s assets are highly liquid and are expected to remain so.  During its operations through March 31, 2007, the Partnership experienced no meaningful periods of illiquidity in any of the markets traded by the General Partner on behalf of the Partnership.

(iii)	Critical Accounting Policies

The Partnership records its transactions in futures contracts, including related income and expenses, on a trade date basis.  Open futures contracts traded on an exchange are valued at fair value, which is based on the closing settlement price on the exchange where the futures contract is traded by the Partnership on the day with respect to which Net Assets are being determined.

The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis.  Income or loss, prior to the General Partner Profit Share allocation, is allocated pro rata to the capital accounts of all partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, such as accrual of expenses, that affect the amounts and disclosures reported in the financial statements.  Based on the nature of the business and operations of the Partnership, the General Partner believes that the estimates utilized in preparing the Partnership’s financial statements are appropriate and reasonable; however, actual results could differ from these estimates.

The estimates used do not provide a range of possible results that would require the exercise of subjective judgment.  The General Partner further believes that, based on the nature of the business and operations of the Partnership, no other reasonable assumptions relating to the application of the Partnership’s critical accounting estimates other than those currently used would likely result in materially different amounts from those reported.

(iv)	Off-Balance Sheet Arrangements

The Partnership does not engage in off-balance sheet arrangements with other entities.

(v)	Contractual Obligations

The Partnership does not enter into any contractual obligations or commercial commitments to make future payments of a type that would be typical for an operating company or that would affect its liquidity or capital resources.  The Partnership’s sole business is trading futures contracts, both long (contracts to buy) and short (contracts to sell).  All such contracts are settled by offset, not delivery.  The maturities of the Partnership’s futures contracts vary widely; however, the Partnership generally offsets contracts or rolls the contracts over into new contracts with similar maturities every few months.  Currency, stock index and bond positions generally turn over every three months, energy positions every month, and metal and grain positions approximately five to six times per year.

The Partnership’s financial statements, included herewith, present a condensed schedule of investments setting forth the fair value and percentage of Partnership net asset value of the Partnership’s open futures contracts, both long and short, at March 31, 2007, December 31, 2006 and December 31, 2005.

(vi)	Results of Operations

Performance Summary

The profitability of trend-following trading techniques such as MAAP depends upon the occurrence of major price moves in at least some of the futures contracts traded.  The General Partner’s trading methods are confidential, so that the only information that can be furnished regarding the Partnership’s results of operations is its performance record.  The Partnership engages in speculative trading and the Partnership may enter into long, short or neutral positions in the markets in which it trades.  Because the Partnership’s trading strategies depend heavily on global price trends (both positive and negative), and these price trends may be affected by global economic conditions and may at times be seasonal, the Partnership will be affected by such conditions and trends.  The past performance of the Partnership is not necessarily indicative of future results.  The General Partner believes, however, that there are certain market conditions — for example, markets with strong price trends — in which the Partnership has a better opportunity of being profitable than in others.

Three Months Ended March 31, 2007

During the first quarter of 2007, the Partnership achieved a net realized and unrealized gain of $4,419,701 from its trading operations, which is net of brokerage commissions of

$43,458.  The Partnership accrued total expenses of $662,340, including $395,095 in Selling Agent Administrative and Service Fees, $242,295 in Management Fees (paid to the General Partner) and $24,950 in operating expenses.  The Partnership earned $681,447 in interest income and allocated a Profit Share of $496,660 to the General Partner.  An analysis of trading gains and losses (not adjusted for any fees or expenses) by marked sector is as follows:

Sector	% Gain (Loss)
S&P 500	(0.33)%
Bonds	(0.04)%
Yen	(0.04)%
Energy	4.98%
Metals	2.65%
Grains	0.65%

Total Portfolio	7.96%

The Partnership generated strong returns in the first quarter of 2007, led by gains in the Partnership’s investments in metals and energy-related commodities.  Trading in grains also added a small amount to the partnership’s performance.  The Partnership’s trading in S&P 500 futures, U.S. treasuries and Yen generated modest losses.

Year Ended December 31, 2006

During 2006, the Partnership achieved a net realized and unrealized loss of $2,314,184 from its trading operations, which is net of brokerage commissions of $125,731.  The Partnership accrued total expenses of $2,049,647, including $1,292,554 in Selling Agent Administrative and Service Fees, $687,913 in Management Fees (paid to the General Partner) and $69,180 in operating expenses.  The Partnership earned $2,140,749 in interest income and allocated a Profit Share of $141,714 to the General Partner.  An analysis of trading gains and losses (not adjusted for any fees or expenses) by market sector is as follows:

Sector	% Gain (Loss)
S&P 500	0.48%
Bonds	1.44%
Yen	(4.36)%
Energy	(14.41)%
Metals	16.64%
Grains	8.83%

Total Portfolio	3.01%

The Partnership generated a moderate gain for the year, led by strong performance of the Partnership’s investments in metals and agricultural commodities.  Trading in S&P 500 futures and U.S. treasuries added small amounts to the Partnership’s performance, but the Partnership suffered moderate losses on its Yen trading and significant losses in energy trading.

Continued strong global economic conditions led to strong performance of industrial and precious metal prices.  Concerns over possible shortages also supported prices of industrial metals.  Concerns over inflation, weakening of the U.S. Dollar, and diversification away from U.S. Dollars also boosted precious metal prices.

During the first half of 2006, short positions in short-term and long-term interest rate futures were widely profitable as interest rates rose on the back of strong growth, inflation worries, and Fed Funds rate increases.  By July, however, there was growing concern that tighter Central Bank monetary policies throughout the world might induce a growth slowdown.  As a result, interest rates, particularly long-term interest rates, came down.  The downward pressure on long-term interest rates was augmented by OPEC and Bank of China purchases of longer term government bonds for reserve management purposes.  On balance, there was still a modest profit for the year from interest rate trading.

The Partnership’s Yen trading was unprofitable in 2006.  Significant volatility without sustained trends characterized most currency markets.  Elsewhere, trading of grains was profitable while the Partnership’s energy trading suffered significant overall losses for the year, despite several strong months.

Three Months Ended March 31, 2006

During the first quarter of 2006, the Partnership achieved a new realized and unrealized gain of $2,047,912 from its trading operations, which is net of brokerage commissions of $29,916.  The Partnership accrued total expenses of $365,787, including $241,510 in Selling Agent Administrative and Service Fees, $114,827 in Management Fees (paid to the General Partner) and $9,450 in operating expenses.  The Partnership earned $379,945 in interest income and allocated a Profit Share of $321,381 to the General Partner.  An analysis of trading gains and losses (not adjusted for any fees or expenses) by marked sector is as follows:

Sector	% Gain (Loss)
S&P 500	0.94%
Bonds	1.43%
Yen	(0.39)%
Energy	(2.91)%
Metals	10.78%
Grains	(2.55)%

Total Portfolio	6.45%

The Partnership generated strong returns in the first quarter of 2006, led by gains in the Partnership’s investments in metals and smaller gains in S&P 500 futures and U.S. treasuries.  The Partnership’s trading in grains, Yen and energy-related commodities all generated losses in the first quarter.

Year Ended December 31, 2005

During 2005, the Partnership achieved a net realized and unrealized gain of $3,439,767 from its trading operations, which is net of brokerage commissions of $104,850.  The Partnership accrued total expenses of $809,235, including $490,891 in Selling Agent Administrative and Service Fees, $279,667 in Management Fees (paid to the General Partner) and $38,677 in operating expenses.  The Partnership earned $477,981 in interest income and allocated a Profit Share of $692,016 to the General Partner.  An analysis of trading gains and losses (not adjusted for any fees or expenses) by market sector is as follows:

Sector	% Gain (Loss)
S&P 500	(0.23)%
Bonds	(0.49)%
Yen	(12.11)%
Energy	31.36%
Metals	16.21%
Grains	0.78%

Total Portfolio	35.27%

The Partnership experienced another year of strong gains in 2005, led by strong performance in the Partnership’s investments in energy and metals futures.  The Partnership had small losses in its S&P 500 Futures and U.S. treasuries and a small gain in its grain portfolio.  The Partnership also suffered losses in its Yen portfolio.

Strong growth of industrial production, especially in China, underpinned demand for metals, and long positions in copper and silver generated gains.  Continuing expansion of money supply worldwide fueled demand for precious metals and long gold and silver positions were also profitable.

Trading of U.S. stock indices, which were range-bound for much of the year, was not profitable in 2005.

Energy prices were highly volatile in 2005 and the Partnership was able to capitalize on that volatility.

Interest rates were also quite volatile during 2005.  Early in the year, markets expected continuing declines in non-U.S. interest rates, and further advances in short term U.S. rates.  Later on, however, interest rates rose rather broadly as the European Central Bank joined the Federal Reserve in raising official rates, as growth in emerging economies remained strong, as Japan showed evidence of exiting from its protracted slump, and as high prices for energy and other commodities induced inflation fears that periodically roiled markets.  The Partnership’s portfolio of treasuries was down for the year, with a slight net loss for 2005.

Turning to currencies, the Partnership’s currency trading suffered significant losses.  Weakness in the Yen is a trend that has continued from 2004.

Trading of agricultural commodities generated only minimal gains on the year.  Prices of corn, wheat and elements of the soybean complex experienced wide swings in 2005, and modest gains were sustained across the grain sector of the portfolio.

Year Ended December 31, 2004

During 2004, the Partnership achieved a net realized and unrealized gain of $936,222 from its trading operations, which is net of brokerage commissions of $35,296.  The Partnership accrued total expenses of $266,708, including $139,825 in Selling Agent Administrative and Service Fees, $102,578 in Management Fees (paid to the General Partner) and $24,305 in operating expenses.  The Partnership earned $77,745 in interest income and allocated a Profit Share of $175,476 to the General Partner.  An analysis of trading gains and losses (not adjusted for any fees or expenses) by market sector is as follows:

Sector	% Gain (Loss)
S&P 500	3.61%
Bonds	(1.93)%
Yen	2.65%
Energy	25.40%
Metals	7.86%
Grains	(9.09)%

Total Portfolio	30.80%

The Partnership experienced strong gains in 2004, led by strong performance in the Partnership’s energy portfolio, as well as gains in its S&P 500, Yen and metals trading.  The Partnership suffered losses in its U.S. treasuries and its grain trading.

The year 2004 was distinguished by transitions in the underlying character of market trading dynamics.  Although there was volatility throughout the markets, the Partnership was able to capitalize on opportunities and experienced significant gains overall.

Uncertainties plagued the markets in the spring of 2004, as global political developments led to uncertainty.  Although the Partnership experienced net losses from April 2004 through June 2004, a strong January through March and July through November buoyed performance.

Rising energy prices benefited long energy positions, and equity and metals trading was profitable throughout much of 2004.

(c)	Quantitative and Qualitative Disclosures About Market Risk

(i)	Introduction

Past Results Are Not Necessarily Indicative of Future Performance

The Partnership is a speculative commodity pool.  Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Partnership’s main line of business.

Market movements result in frequent changes in the fair market value of the Partnership’s open positions and, consequently, in its earnings and cash flow.  The Partnership’s market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership’s open positions and the liquidity of the markets in which it trades.

The Partnership can rapidly acquire and/or liquidate both long and short positions in a wide range of different markets.  Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Partnership’s past performance is not necessarily indicative of its future results.

Value at Risk is a measure of the maximum amount which the Partnership could reasonably be expected to lose in a given market sector.  However, the inherent uncertainty of the Partnership’s speculative trading and the recurrence in the markets traded by the Partnership of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Partnership’s experience to date (i.e., “risk of ruin”).  In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification included in this section should not be considered to constitute any assurance or representation that the Partnership’s losses in any market sector will be limited to Value at Risk or by the Partnership’s attempts to manage its market risk.

Materiality, as used in this section “Quantitative and Qualitative Disclosures About Market Risk,” is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Partnership’s market sensitive instruments.

(ii)	Quantifying the Partnership’s Trading Value at Risk

Quantitative Forward-Looking Statements

The following quantitative disclosures regarding the Partnership’s market risk exposures contain “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934).  All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor, except for statements of historical fact.

The Partnership’s risk exposure in the various market sectors traded by the General Partner is quantified below in terms of Value at Risk.  Due to the Partnership’s mark-to-market accounting, any loss in the fair value of the Partnership’s open positions is directly reflected in the Partnership’s earnings (realized or unrealized) and cash flow (as profits and losses on open positions in exchange-traded contracts are settled daily through variation margin).

Exchange maintenance margin requirements have been used by the Partnership as the measure of its Value at Risk.  Maintenance margin requirements are set by exchanges to equal or exceed 95-99% of the maximum one-day losses in the fair value of any given contract incurred during the time period over which historical price fluctuations are researched for purposes of establishing margin levels.  The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation.

In quantifying the Partnership’s Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed.  Consequently, the margin requirements applicable to the open contracts have simply been aggregated to determine each trading category’s aggregate Value at Risk.  The diversification effects resulting from the fact that the Partnership’s positions are rarely, if ever, 100% positively correlated have not been reflected.

(iii)	The Partnership’s Trading Value at Risk in Different Market Sectors

The following tables indicate the Value at Risk associated with the Partnership’s open positions by market category at December 31, 2006 and 2005.  As of December 31, 2006 and December 31, 2005 the Partnership’s total capitalization was approximately $51,714,229 and $28,357,809, respectively.

As of December 31, 2006:

Market Sector	Value at Risk	% of Capitalization
Stock Indices	$392,000	0.76%
Interest Rates	368,500	0.71%
Currencies	708,000	1.37%
Energy	2,104,000	4.07%
Metals	1,497,250	2.89%
Grains	1,435,900	2.78%

Total	$6,505,650	12.58%

As of December 31, 2005:

Market Sector	Value at Risk	% of Capitalization
Stock Indices	–	0.00%
Interest Rates	$168,300	0.59%
Currencies	352,000	1.24%
Energy	1,010,500	3.56%
Metals	1,040,000	3.67%
Grains	1,078,850	3.80%

Total	$3,649,650	12.87%

Material Limitations on Value at Risk as an Assessment of Market Risk

The face value of the market sector instruments held by the Partnership is typically many times the applicable maintenance margin requirement (maintenance margin requirements generally ranging between approximately 1% and 10% of contract face value) as well as several times the capitalization of the Partnership (generally ranging between two and four times capitalization).  The magnitude of the Partnership’s open positions creates a “risk of ruin” not typically found in most other investment vehicles.  Because of the size of its positions, certain market conditions — unusual, but historically recurring from time to time — could cause the Partnership to incur severe losses over a short period of time.  The foregoing Value at Risk tables — as well as the past performance of the Partnership — give no indication of this “risk of ruin.”

Non-Trading Risk

The Partnership has non-trading cash flow risk as a result of holding a substantial portion (generally over 95%) of its assets in U.S. Treasury bill (as well as any market risk they represent) for margin and cash management purposes.  Although the General Partner does not anticipate that, even in the case of major interest rate movements, the Partnership would sustain a material mark-to-market loss on its securities positions, if short-term interest rates decline so will the Partnership’s cash management income.  The Partnership also maintains a portion (approximately 3-5%) of its assets in cash in interest-bearing accounts.  These cash balances are also subject (as well as any market risk they represent) to cash flow risk, which is not material.

(iv)	Qualitative Disclosures Regarding Primary Trading Risk Exposures

The following qualitative disclosures regarding the Partnership’s market risk exposures — except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the General Partner manages the Partnership’s primary market risk exposures — constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  The Partnership’s primary market risk exposures as well as the strategies used and to be used by the General Partner for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Partnership’s risk controls to differ materially from the objectives of such strategies.  Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Partnership.  There can be no assurance that the Partnership’s current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long-term.

The following were the primary trading risk exposures of the Partnership as of December 31, 2006, by market sector.

Agricultural Commodities.  The Partnership is exposed to movements in the price of agricultural commodities, which are often directly affected by severe or unexpected weather conditions.  As of December 31, 2006, the Partnership had exposure to soybeans, soybean meal, soybean oil, corn and wheat.

Currencies.  The Partnership’s currency positions are exposed to the risk of changes in the exchange rate between the foreign currencies held by the Partnership and the currency in which the Partnership calculates its net assets, the U.S. Dollar.  These fluctuations are caused by changes in interest rates, political developments and general economic conditions.  As of December 31, 2006, the Partnership’s foreign currency trading is limited to a single currency, Japanese Yen.

Energy.  The Partnership is exposed to the risk of price movements in the oil and gas markets, which may result from political developments in the Middle East, and elsewhere, as well as general economic conditions worldwide.  Energy prices are volatile and substantial profits and losses have been experienced and are expected to continue in these markets.  As of December 31, 2006, the Partnership’s energy trading is limited to crude oil, heating oil, unleaded gasoline and natural gas.

Stock Index Futures.  Interest rate movements and general economic conditions affect the value of the Partnership’s positions in stock index futures.  As of December 31, 2006, the Partnership’s stock index futures trading was limited to the S&P 500.

Metals.  The Partnership is exposed to the risk of price movements in the base and precious metal markets.  These prices are affected by industrial demand, interest rates and general economic conditions.  As of December 31, 2006, the Partnership’s metals trading was limited to gold, silver and copper.

Qualitative Disclosures Regarding Non-Trading Risk Exposure

The following were the only non-trading risk exposures of the Partnership as of December 31, 2006:

U.S. Treasury Bills.  The Partnership’s only market exposure in instruments held other than for trading is in the market for U.S. treasuries.  The Partnership holds U.S. Treasury Bills as margin for its futures positions.  Interest rates directly affect the market prices of these instruments.  The General Partner anticipates that interest rates, both long-term and short-term, will remain the primary non-trading market exposure of the Partnership for the foreseeable future.

Qualitative Disclosures Regarding Means of Managing Risk Exposure

AIS attempts to control the risk in the Partnership’s trading by diversifying the Partnership’s portfolio across six market sectors – equities, fixed income, currency, metals, agricultural products and energy products – and by not allocating more than 1/6th of the Partnership’s full portfolio potential to each such sector; by real time monitoring of open positions; by moderating position size in each market traded on the basis of the trading signals indicated by MAAP (that is, taking a full, partial or no position); and by limiting the leverage in the Partnership’s portfolio to not more than approximately four times the net asset value of the Partnership.

If AIS deems the markets to be subject to conditions of unusual risk, possible government intervention, or temporary illiquidity, AIS may exercise its discretion to temporarily reduce overall portfolio leverage or leverage in a particular market.  In addition, AIS applies discretion in the timing of its response to system signals to buy or sell either by anticipating a signal change or delaying a response to a signal if it believes market conditions justify such a response.  AIS may also take positions counter to those suggested by its systematic models when its fundamental research presents a compelling argument for an opposite position.  However, the exercise of such discretion by AIS could impact the Partnership negatively compared to a purely systematic risk management approach.

AIS may also cause the Partnership to buy or sell options on futures as a means of reducing portfolio volatility.  In addition, AIS employs stop-loss orders based on predetermined percentage ranges, indicated by MAAP, to exit market positions if such predetermined percentages are exceeded.

AIS controls risk in the Partnership’s passive, cash management non-trading instruments (generally United States Treasury bills) by limiting their duration to less than one year.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial statements required by this item, including unaudited financial statements for the quarter ending March 31, 2007, the report of McGladrey & Pullen, LLP for the fiscal year ended December 31, 2006, and the report of Salvatore Albanese & Co. for the fiscal years ended December 31, 2005 and 2004 are included herewith following the Index to Financial Statements and are incorporated by reference into this Item 13.

The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

The financial statements required by this Item are included herewith, beginning following the Index to Financial Statements appearing after the signature page hereof, and are incorporated into this Item 15.

(b)	Exhibits

The following documents (unless otherwise indicated) are filed herewith and made part of this registration statement.

Exhibit Designation	Description
*3.1	Certificate of Formation of AIS Futures Fund IV L.P.
*4.1	Second Amended and Restated Limited Partnership Agreement of AIS Futures Fund IV L.P.
*10.1	Customer Agreement between Calyon Financial Inc. and AIS Futures Fund IV L.P.
*16.1	Letter re: Change in Certifying Accountant

* Incorporated by reference to the Partnership’s Form 10, previously filed on April 30, 2007.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 31, 2007

AIS FUTURES FUND IV L.P.

By:	AIS FUTURES MANAGEMENT LLC

By:	/S/ John Hummel
Name: John Hummel
Title: President

Index to Financial Statements

AIS Futures Fund IV L.P, Financial Statements, March 31, 2007
Statements of Financial Condition, March 31, 2007 (Unaudited) and December 31, 2006 (Audited)
Condensed Schedule of Investments, March 31, 2007 (Unaudited)
Condensed Schedule of Investments, December 31, 2006 (Audited)
Statements of Operations For the Three Months Ended March 31, 2007 and 2006 (Unaudited)
Statements of Changes in Partners’ Capital (Net Asset Value) For the Three Months Ended March 31, 2007 and 2006 (Unaudited)
Notes to Financial Statements

AIS Futures Fund IV L.P. Annual Report, December 31, 2006
Report of Independent Registered Public Accounting Firm
Independent Auditor’s Report
Statements of Financial Condition, December 31, 2006 and 2005
Condensed Schedule of Investments, December 31, 2006
Condensed Schedule of Investments, December 31, 2005
Statements of Operations For the Years Ended December 31, 2006, 2005 and 2004
Statements of Changes in Partners’ Capital (Net Asset Value) For the Years Ended December 31, 2006, 2005 and 2004
Notes to Financial Statements

AIS Futures Management LLC Balance Sheet, December 31, 2006
Independent Auditor’s Report
Balance Sheet, December 31, 2006
Notes to Balance Sheet

AIS Futures Management LLC Balance Sheet, March 31, 2007
Balance Sheet, March 31, 2007 (Unaudited)
Notes to Balance Sheet (Unaudited)

2

AIS FUTURES FUND IV L.P.
STATEMENTS OF FINANCIAL CONDITION
March 31, 2007 (Unaudited) and December 31, 2006 (Audited)
_______________

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
ASSETS
Equity in broker trading account
Cash	$2,644,108	$3,341,803
United States government securities	54,933,551	50,875,254
Unrealized gain (loss) on open contracts	1,784,483	(1,978,076)
Interest receivable	5,654	2,712
Deposits with broker	59,367,796	52,241,693
Cash	372,311	546,030
Total assets	$59,740,107	$52,787,723

LIABILITIES
Accounts payable	$70,143	$51,208
Commissions and other trading fees on open contracts	19,336	19,112
Management Fee payable	82,307	72,095
Accrued General Partner Profit Share allocation	492,605	0
General Partner Profit Share allocation payable	0	83,935
Selling Agent administrative and service fee payable	159,054	140,573
Subscriptions received in advance	372,301	546,000
Redemptions payable	413,950	130,526
Total liabilities	1,609,696	1,043,449

PARTNERS’ CAPITAL (Net Asset Value)
General Partner - Series B	196,008	179,169
Limited Partners - Series A	57,934,403	51,565,105
Total partners’ capital (Net Asset Value)	58,130,411	51,744,274
	$59,740,107	$52,787,723

See accompanying notes.

AIS FUTURES FUND IV L.P.
CONDENSED SCHEDULE OF INVESTMENTS
March 31, 2007 (Unaudited)
_______________

UNITED STATES GOVERNMENT SECURITIES

Face Value	Maturity Date	Description	Fair Value
$8,000,000	04/05/07	U.S. Treasury Bills	$7,993,379	13.75%
9,000,000	05/03/07	U.S. Treasury Bills	8,957,751	15.41%
7,000,000	05/10/07	U.S. Treasury Bills	6,960,255	11.97%
6,000,000	05/31/07	U.S. Treasury Bills	5,949,056	10.23%
6,000,000	07/05/07	U.S. Treasury Bills	5,920,810	10.19%
2,000,000	07/12/07	U.S. Treasury Bills	1,971,362	3.39%
1,000,000	07/26/07	U.S. Treasury Bills	983,638	1.69%
6,000,000	08/02/07	U.S. Treasury Bills	5,896,886	10.14%
5,000,000	08/09/07	U.S. Treasury Bills	4,909,360	8.45%
1,500,000	08/16/07	U.S. Treasury Bills	1,471,403	2.53%
4,000,000	08/23/07	U.S. Treasury Bills	3,919,651	6.74%
		Total United States government securities *
		(cost, plus accrued interest, - $54,933,551)	$54,933,551	94.49%

LONG FUTURES CONTRACTS

Description	Fair Value
Agricultural	$(1,472,364)	(2.53)%
Currencies	(162,750)	(0.28)%
Energy	3,288,732	5.66%
Metals	129,640	0.22%
Total long futures contracts	1,783,258	3.07%

SHORT FUTURES CONTRACTS

Number of Contracts	Description
	Stock Index	(226,650)	(0.39)%
360	Interest Rates (30 Year U.S. Treasury Bond, expires 06/2007)	227,875	0.39%
	Total short futures contracts	1,225	0.00%
	Total futures contracts	$1,784,483	3.07%

See accompanying notes.

*  Pledged as collateral for the trading of futures and options on futures contracts.

AIS FUTURES FUND IV L.P.
CONDENSED SCHEDULE OF INVESTMENTS
December 31, 2006 (Audited)
_______________
UNITED STATES GOVERNMENT SECURITIES

Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$9,000,000	01/04/07	U.S. Treasury Bills	$8,992,318	17.38%
2,000,000	01/11/07	U.S. Treasury Bills	1,996,279	3.86%
500,000	01/18/07	U.S. Treasury Bills	498,584	0.96%
6,000,000	02/01/07	U.S. Treasury Bills	5,971,749	11.54%
8,000,000	04/05/07	U.S. Treasury Bills	7,893,629	15.26%
11,000,000	05/03/07	U.S. Treasury Bills	10,811,138	20.89%
9,000,000	05/10/07	U.S. Treasury Bills	8,836,491	17.08%
6,000,000	05/31/07	U.S. Treasury Bills	5,875,066	11.35%
		Total United States government securities *
		(cost, plus accrued interest, - $50,875,254)	$50,875,254	98.32%

LONG FUTURES CONTRACTS

Description	Fair Value	% of Net Asset Value
Agricultural	$10,090	0.02%
Currencies	(953,587)	-1.84%
Energy	(732,312)	-1.42%
Stock Index	43,050	0.08%
Metals	(1,423,598)	-2.75%
Total long futures contracts	(3,056,357)	-5.91%

SHORT FUTURES CONTRACTS

Number of Contracts	Description
335	Interest Rates (30 Year U.S. Treasury Bond, expires 03/2007)	1,078,281	2.08%
	Total futures contracts	$(1,978,076)	-3.83%

*  Pledged as collateral for the trading of futures and options on futures contracts.

See accompanying notes.

AIS FUTURES FUND IV L.P.
STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2007 and 2006 (Unaudited)
_______________

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
TRADING GAINS (LOSSES)
Trading gains (losses)
Realized	$700,600	$1,276,611
Change in unrealized	3,762,559	801,217
Brokerage commissions	(43,458)	(29,916)
Total trading gains	4,419,701	2,047,912

NET INVESTMENT INCOME
Income
Interest income	681,447	379,945

Expenses
Selling Agent Administrative and Service Fee	395,095	241,510
Management Fees	242,295	114,827
Operating expenses	24,950	9,450

Total expenses	662,340	365,787

Net investment income	19,107	14,158

NET INCOME	4,438,808	2,062,070

Less: General Partner Profit Share allocation	496,660	321,381

Net income for pro rata allocation to all partners	$3,942,148	$1,740,689

See accompanying notes.

AIS FUTURES FUND IV L.P.
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (NET ASSET VALUE)
For the Three Months Ended March 31, 2007 and 2006 (Unaudited)
_______________

	Partners’ Capital
	Series B General Partner	Series A Limited Partners	Total

Balances at December 31, 2006	$179,169	$51,565,105	$51,744,274
Net income for the three months
ended March 31, 2007
General Partner Profit Share allocation	4,055	0	4,055
Pro rata allocation to all partners	16,839	3,925,309	3,942,148
Subscriptions	0	3,621,627	3,621,627
Redemptions	(4,055)	(1,177,638)	(1,181,693)
Balances at March 31, 2007	$196,008	$57,934,403	$58,130,411
Balances at December 31, 2005,
as previously reported	$170,968	$28,194,561	$28,365,529

Restatement for redemptions (Note 1)
December 31, 2005	0	(481,198)	(481,198)
Balance at December 31, 2005
as restated	170,968	27,713,363	27,884,331
Net income for the three months
ended March 31, 2006
General Partner Profit Share allocation	3,651	0	3,651
Pro rata allocation to all partners	12,674	1,728,015	1,740,689
Subscriptions	0	5,124,118	5,124,118
Redemptions	(3,651)	(480,052)	(483,703)
Balances at March 31, 2006	$183,642	$34,085,444	$34,269,086

See accompanying notes.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.           General Description of the Partnership

AIS Futures Fund IV L.P. (the Partnership) is a Delaware limited partnership, which operates as a commodity investment pool.  The Partnership engages in the speculative trading of futures contracts and options on futures contracts.  The Partnership is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges and Futures Commission Merchants (brokers) through which the Partnership trades.

The limited partnership agreement provides, among other things, that the Partnership shall dissolve no later than December 31, 2026.

B.           Method of Reporting

The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management.  Actual results could differ from those estimates.

C.           Futures and Options on Futures Contracts

Futures and options on futures are recorded on trade date and reflected at fair value, based on quoted market prices.  Gains or losses are realized when contracts are liquidated.  Net unrealized gains or losses on open contracts (the difference between contract trade price and quoted market price) are reflected in the statement of financial condition.  Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations.  Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

D.           Securities

United States government securities are stated at cost plus accrued interest, which approximates fair value.

E.           Income Taxes

The Partnership prepares calendar year U.S. and applicable state information tax returns and reports to the partners their allocable shares of the Partnership’s income, expenses and trading gains or losses.  No provision for income taxes has been made in these financial statements as each partner is individually responsible for reporting income or loss based on its respective share of the Partnership’s income and expenses as reporting for income tax purposes.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

F.           Capital Accounts

The Partnership offers two Series of Units.  The Series A Units are available to all qualified investors, subject to applicable conditions and restrictions.  The Series B Units are available for sale to the General Partner and its principals.  The Partnership does not report net asset value per unit, as each investors net asset value per unit may vary due to timing of subscriptions and redemptions and applicability of the General Profit Share allocation based on each Limited Partner’s capital account balances rather than the Partnership as a whole. The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis.  Income or loss, prior to the General Partner Profit Share allocation, is allocated pro rata to the capital accounts of all partners.  The General Partner Profit Share allocation applicable to each Limited Partner is allocated to the General Partner’s capital account from the Limited Partner’s capital account at the end of each calendar year or upon redemption by a Limited Partner.  For interim accounting periods, the General Partner Profit Share allocation is accrued, based on defined New Trading Profit to date, and is reflected as a liability of the Partnership in the statement of financial condition.

G.           Redemptions

Limited Partners may require the Partnership to redeem some or all of their capital upon ten days prior written notice.  Partner redemptions are recorded on their effective date, which is generally the last day of the month.

H.           Statement of Cash Flows

The Partnership has elected not to provide statements of cash flows as permitted by Statement of Financial Accounting Standards No. 102, “Statements of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

I.           Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48) entitled “Accounting For Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.”  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements.  Adoption of FIN 48 was required for the fiscal year beginning January 1, 2007.  The adoption of FIN 48 did not have a material effect on the Partnership’s financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements.  While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The implementation of FAS 157 is not expected to have a material impact on the Partnership’s financial statements.

J.           Fair Value

All of the Partnership’s assets and liabilities are considered financial instruments and are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instruments.

K.           Change in Accounting Principle and Prior Period Restatement

Pursuant to the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (FAS 150), redemptions approved by the General Partner prior to year end with a fixed effective date and fixed amount should be recorded as redemptions payable as of year end.  FAS 150 became effective for the Partnership during the year ended December 31, 2005.  The December 31, 2005 financial statements have been restated to reflect redemptions payable of $481,198, which was previously reported as partners’ capital.

L.           Interim Financial Statements

The financial statements included herein were prepared by us without audit according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America may be omitted pursuant to such rules and regulations. The financial statements reflect, in the opinion of management, all adjustments necessary that were of normal and recurring nature and adequate disclosures to present fairly the financial position and results of operations as of and for the periods indicated. The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year or for any other period.

These financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Form 10 previously filed with the Securities and Exchange Commission.

Note 2.	GENERAL PARTNER

The General Partner and commodity trading advisor of the Partnership is AIS Futures Management LLC, which conducts and manages the business and trading activities of the Partnership.

The Second Amended and Restated Limited Partnership Agreement (the “Limited Partnership Agreement”) provides for the General Partner to receive a monthly Management Fee equal to 1/12 of 2% (2% annually) of each Series A Limited Partner’s month-end Net Assets, as defined.  The General Partner also receives a Profit Share allocation equal to 20% of any New Trading Profit, as defined, attributable to each Series A Limited Partner’s Interest achieved as of each calendar year-end or upon redemption.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 2.	GENERAL PARTNER (CONTINUED)

During the three months ended March 31, 2007 and 2006, certain Series A Limited Partners were charged Management Fees at a rate lower than described above, to offset the effect of the additional 1.5% per annum Selling Agent Service Fee described in Note 3.  Accordingly, for the three months ended March 31, 2007 and 2006, Management Fees were reduced by approximately $43,500 and $44,500, respectively.

Note 3.	SELLING AGENT ADMINISTRATIVE AND SERVICE FEES

Certain Series A Limited Partners that were solicited by  Selling Agents are charged an Administrative and Service Fee (the “Service Fee” equal to 1/12 of 2.5% (2.5% annually) of each Series A Limited Partner’s month-end Net Assets, as defined, sold by them which remain outstanding as of each month-end.  The Selling Agents may pass on a portion of the Service Fee to its investment executives.  In the event the Service Fee is no longer payable to a Selling Agent, the relevant Limited Partner who was solicited by such Selling Agent will no longer be charged the Service Fee.  For the three months ended March 31, 2007 and 2006, certain Limited Partners were not subject to the Service Fee.

For investment executives associated with the sale of Limited Partner Interests in excess of $500,000, the investment executive’s firm will receive an additional 1.5% per annum Service Fee with respect to such Limited Partner Interests in excess of $500,000, for the first twelve months following the sale of such Limited Partner Interests.  The additional Service Fee is paid by the Partnership, however, the General Partner reduces its Management Fee (see Note 2) related to the Limited Partner’s Interest.  Accordingly,  this additional Service Fee does not affect the total fees charged to the Limited Partner.

Note 4.	DEPOSITS WITH BROKER

The Partnership deposits funds with its clearing broker subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements.  Margin requirements are satisfied by the deposit of U.S. Treasury bills and cash with such broker.  Accordingly, assets used to meet margin and other broker or regulatory requirements are partially restricted.  The Partnership earns interest income on its assets deposited with the broker.

Note 5.	SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner.  A selling commission of up to 2% of the subscription amount may be deducted from the subscription proceeds and paid to the applicable Selling Agent, if any.  For the three months ended March 31, 2007 and 2006, $0 and $350 in selling commissions were charged to Limited Partners.  Limited Partner additions, as presented in the statement of changes in partners’ capital (net asset value), are net of such selling commissions.

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner.  A Limited Partner may request and receive partial or full redemptions of their capital account as of the close of business on the last business day of any month, subject to restrictions in the Limited Partnership Agreement.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 6.	TRADING ACTIVITIES AND RELATED RISKS

The Partnership engages in the speculative trading of U.S. futures contracts and for a brief period of time in 2006 traded options on U.S. futures contracts.  The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

Purchase and sale of futures and options on futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value.  The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements.  In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available.  It is possible that the recovered amount could be less than total cash and other property deposited.

For futures and options on futures contracts, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures contracts purchased and unlimited liability on such contracts sold short.  As both a buyer and seller of options, the Partnership pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.  Written options expose the Partnership to potentially unlimited liability; for purchased options, the risk of loss is limited o the premiums paid.

In addition to market risk, in entering commodity interest contracts, there is a credit risk that a counterparty will not be able to meet its obligations to the Partnership.  The counterparty for futures and options on futures contracts traded in the United States and on most non-U.S. futures exchanges is the clearinghouse associated with such exchange.  In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce the credit risk.

The Partnership maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits.  The Partnership has not experienced any losses in such accounts.  The General Partner believes the Partnership is not exposed to any significant credit risk on cash.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so.  The Limited Partners bear the risk of loss only to the extent of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 7.	INDEMNIFICATIONS

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 8.	FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Partnership for the three months ended March 31, 2007 and 2006.  This information has been derived from information presented in the financial statements.

	Three months ended
	March 31,	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Total return for Series A Limited Partners taken as a whole
Total return before Profit Share allocation (3)	8.18%	6.21%
Profit Share allocation (3)	(0.92)%	(0.90)%
Total return after Profit Share allocation	7.26%	5.31%

Supplemental Data for Series A Limited Partners

Ratio of expenses to average net asset value:
Expenses, excluding Profit Share allocation (2)	4.79%	4.71%
Profit Share allocation (3)	5.69%	5.74%
Total expenses	2.10%	2.21%
Net investment income (1) (2)	0.12%	0.16%

The total returns and ratios are presented for Series A Limited Partners taken as a whole based on the Partnership’s standard Management Fee, Service Fee and Profit Share allocation arrangements.  An individual partner’s total returns and ratios may vary from the above total returns and ratios based on the timing of their capital additions and redemptions and given potentially different fee arrangements for a Series A Limited Partner.

The total returns and ratios exclude the effects of any 2% upfront selling commissions charged by Selling Agents.

______________
(1)	The net investment income is comprised of interest income less total expenses, excluding the General Partner Profit Share allocation.
(2)	Annualized.
(3)	Not annualized.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
AIS Futures Fund IV L.P.
Wilton, Connecticut

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of AIS Futures Fund IV L.P. as of December 31, 2006 and the related statements of operations and changes in partners’ capital for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIS Futures Fund IV L.P. as of December 31, 2006, and the results of its operations for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
March 28, 2007

Salvatore Albanese & Co.
CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Partners
AIS Futures Fund IV L.P.
Wilton, Connecticut

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of AIS Futures Fund IV L.P. as of December 31, 2005, and the statements of operations and changes in partners’ capital for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Partnership’s management. Our responsibility to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An Audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIS Futures Fund IV L.P. as of December 31, 2005, and the results of its operations for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the 2005 and 2004 basic financial statements taken as a whole. The supplementary information is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by Regulation 4.22(c) under the Commodity Exchange Act. Such information as of December 31, 2005 and 2004 has been subjected to the auditing procedures applied in the audit of the 2005 and 2004 basic financial statements taken as a whole.

/s/ Salvatore Albanese
New York, New York
March 19, 2006

875 Avenue of the Americas, New York, NY 10001
Tel: (212) 714-0064 Fax: (212) 629-9553
65 East John Street, Hicksville, NY 11801
Tel: (516) 417-8503 Fax: (516) 213-4895
www.salabanese.com

AIS FUTURES FUND IV L.P.
STATEMENTS OF FINANCIAL CONDITION
December 31, 2006 and 2005
_______________

		2005
	2006	(As Restated)
ASSETS
Equity in broker trading account
Cash	$3,341,803	$366,808
United States government securities	50,875,254	26,017,706
Unrealized gain (loss) on open contracts	(1,978,076)	2,770,383
Interest receivable	2,712	2,624

Deposits with broker	52,241,693	29,157,521

Cash	546,030	1,869,915

Total assets	$52,787,723	$31,027,436

LIABILITIES
Accounts payable	$51,208	$16,942
Commissions and other trading fees
on open contracts	19,112	12,013
Management Fee payable	72,095	34,612
General Partner Profit Share allocation payable	83,935	635,438
Selling Agent administrative and service fee payable	140,573	93,017
Subscriptions received in advance	546,000	1,869,885
Redemptions payable	130,526	481,198

Total liabilities	1,043,449	3,143,105

PARTNERS’ CAPITAL (Net Asset Value)
General Partner - Series B
(57.468 units outstanding at December 31, 2006 and 2005)	179,169	170,968
Limited Partners - Series A
(30,118.862 and 16,141.872 (as restated) units
outstanding at December 31, 2006 and 2005)	51,565,105	27,713,363

Total partners’ capital (Net Asset Value)	51,744,274	27,884,331
	$52,787,723	$31,027,436

See accompanying notes.

AIS FUTURES FUND IV L.P.
CONDENSED SCHEDULE OF INVESTMENTS
December 31, 2006

UNITED STATES GOVERNMENT SECURITIES

Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$9,000,000	01/04/07	U.S. Treasury Bills	$8,992,318	17.38%
2,000,000	01/11/07	U.S. Treasury Bills	1,996,279	3.86%
500,000	01/18/07	U.S. Treasury Bills	498,584	0.96%
6,000,000	02/01/07	U.S. Treasury Bills	5,971,749	11.54%
8,000,000	04/05/07	U.S. Treasury Bills	7,893,629	15.26%
11,000,000	05/03/07	U.S. Treasury Bills	10,811,138	20.89%
9,000,000	05/10/07	U.S. Treasury Bills	8,836,491	17.08%
6,000,000	05/31/07	U.S. Treasury Bills	5,875,066	11.35%
		Total United States government securities *
		(cost, plus accrued interest, - $50,875,254)	$50,875,254	98.32%

LONG FUTURES CONTRACTS

Description	Fair Value	% of Net Asset Value
Agricultural	$10,090	0.02%
Currencies	(953,587)	(1.84)%
Energy	(732,312)	(1.42)%
Stock Index	43,050	0.08%
Metals	(1,423,598)	(2.75)%
Total long futures contracts	(3,056,357)	(5.91)%

SHORT FUTURES CONTRACTS

Number of Contracts	Description
335	Interest Rates (30 Year U.S. Treasury Bond, expires 03/2007)	1,078,281	2.08%
	Total futures contracts	$(1,978,076)	(3.83)%

* Pledged as collateral for the trading of futures and options on futures contracts.

See accompanying notes.

AIS FUTURES FUND IV L.P.
CONDENSED SCHEDULE OF INVESTMENTS
December 31, 2005

UNITED STATES GOVERNMENT SECURITIES

Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$1,500,000	01/19/06	U.S. Treasury Bills	$1,497,128	5.37%
3,000,000	02/16/06	U.S. Treasury Bills	2,985,077	10.71%
2,000,000	03/02/06	U.S. Treasury Bills	1,987,160	7.13%
900,000	03/09/06	U.S. Treasury Bills	893,809	3.21%
1,500,000	03/10/06	U.S. Treasury Bills	1,438,002	5.16%
7,000,000	04/05/06	U.S. Treasury Bills	6,908,829	24.77%
500,000	04/13/06	U.S. Treasury Bills	494,270	1.77%
1,500,000	05/25/06	U.S. Treasury Bills	1,474,886	5.29%
2,000,000	06/08/06	U.S. Treasury Bills	1,963,376	7.04%
3,500,000	06/08/06	U.S. Treasury Bills	3,435,299	12.32%
3,000,000	06/22/06	U.S. Treasury Bills	2,939,870	10.54%

		Total United States government securities *
		(cost, plus accrued interest, - $50,875,254)	$26,017,706	93.31%

LONG FUTURES CONTRACTS

Description	Fair Value	% of Net Asset Value
Agricultural	$564,451	2.02%
Currencies	365,200	1.31%
Energy	793,521	2.85%
Metals	832,055	2.98%
Total long futures contracts	2,555,227	9.16%

SHORT FUTURES CONTRACTS

Number of Contracts	Description
153	Interest Rates (30 Year U.S. Treasury Bond, expires 03/2006)	215,156	0.77%
	Total futures contracts	$2,770,383	9.93%

* Pledged as collateral for the trading of futures and options on futures contracts.

See accompanying notes.

AIS FUTURES FUND IV L.P.
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006, 2005 and 2004
_______________

	2006	2005	2004
TRADING GAINS (LOSSES)
Trading gains (losses)
Realized	$2,560,006	$234,113	$1,646,683
Change in unrealized	(4,748,459)	3,310,504	(675,165)
Brokerage commissions	(125,731)	(104,850)	(35,296)

Total trading gains (losses)	(2,314,184)	3,439,767	936,222

NET INVESTMENT INCOME
Income
Interest income	2,140,749	477,981	77,745

Expenses
Selling Agent Administrative and Service Fee	1,292,554	490,891	139,825
Management Fees	687,913	279,667	102,578
Operating expenses	69,180	38,677	24,306

Total expenses	2,049,647	809,235	266,709

Net investment income (loss)	91,102	(331,254)	(188,964)

NET INCOME (LOSS)	(2,223,082)	3,108,513	747,258

Less: General Partner Profit Share allocation	141,714	692,016	175,476

Net income (loss) for pro rata allocation	$(2,364,796)	$2,416,497	$571,782
to all partners

See accompanying notes.

AIS FUTURES FUND IV L.P.
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (NET ASSET VALUE)
For the Years Ended December 31, 2006, 2005 and 2004
_______________

	Partners’ Capital
	Series B General Partner	Series A Limited Partner	Total
Balanced at December 31, 2003	$93,002	$2,576,567	$2,669,569

Net income for the year ended
December 31, 2004
General Partner Profit Share allocation	175,476	0	175,476
Pro rata allocation to all partners	31,125	540,657	571,782

Subscriptions	0	4,646,278	4,646,278

Redemptions	(175,476)	0	(175,476)

Balances at December 31, 2004	124,127	7,763,502	7,887,629

Net income for the year ended
December 31, 2005
General Partner Profit Share allocation	692,016	0	692,016
Pro rata allocation to all partners	46,841	2,369,656	2,416,497

Subscriptions	0	19,891,772	19,891,772

Redemptions	(692,016)	(1,830,369)	(2,522,385)

Balances at December 31, 2005
As previously reported	170,968	28,194,561	28,365,529

Restatement for redemptions (Note 1)
December 31, 2005	0	(481,198)	(481,198)

Balances at December 31, 2005
as restated	170,968	27,713,363	27,884,331

Net income (loss) for the year ended
December 31, 2006
General Partner Profit Share allocation	141,714	0	141,714
Pro rata allocation to all partners	8,201	(2,372,997)	(2,364,796)

Subscriptions	0	29,483,774	29,483,774

Redemptions	(141,714)	(3,259,035)	(3,400,749)

Balances at December 31, 2006	$179,169	$51,565,105	$51,744,274

See accompanying notes.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	General Description of the Partnership

AIS Futures Fund IV L.P. (the Partnership) is a Delaware limited partnership, which operates as a commodity investment pool. The Partnership engages in the speculative trading of futures contracts and options on futures contracts. The Partnership is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges and Futures Commission Merchants (brokers) through which the Partnership trades.

The limited partnership agreement provides, among other things, that the Partnership shall dissolve no later   than December 31, 2026.

B.	Method of Reporting

The Partnership’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership’s management. Actual results could differ from those estimates.

C.	Futures and Options on Futures Contracts

Futures and options on futures are recorded on trade date and reflected at fair value, based on quoted market prices. Gains or losses are realized when contracts are liquidated. Net unrealized gains or losses on open contracts (the difference between contract trade price and quoted market price) are reflected in the statement of financial condition. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

D.	Securities

United States government securities are stated at cost plus accrued interest, which approximates fair value.

E.	Income Taxes

The Partnership prepares calendar year U.S. and applicable state information tax returns and reports to the partners their allocable shares of the Partnership’s income, expenses and trading gains or losses. No provision for income taxes has been made in these financial statements as each partner is individually responsible for reporting income or loss based on its respective share of the Partnership’s income and expenses as reporting for income tax purposes.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

F.	Capital Accounts

The Partnership offers two Series of Units. The Series A Units are available to all qualified investors, subject to applicable conditions and restrictions. The Series B Units are available for sale to the General Partner and its principals. The Limited Partner’s net asset value per unit is different due to timing of subscriptions and redemptions and applicability of the General Profit Share allocation based on each Limited Partner’s capital account balances rather than the fund as a whole. The Partnership accounts for subscriptions, allocations and redemptions on a per partner capital account basis. Income or loss, prior to the General Partner Profit Share allocation, is allocated pro rata to the capital accounts of all partners. The General Partner Profit Share allocation applicable to each Limited Partner is allocated to the General Partner’s capital account from the Limited Partner’s capital account at the end of each calendar year or upon redemption by a Limited Partner.

G.	Redemptions

Limited Partners may require the Partnership to redeem some or all of their capital upon ten days prior written notice. Partner redemptions are recorded on their effective date, which is generally the last day of the month.

H.	Reclassifications

Certain amounts in the 2005 financial statements were reclassified to conform with the 2006 presentation.

I.	Statement of Cash Flows

The Partnership has elected not to provide statements of cash flows as permitted by Statement of Financial Accounting Standards No. 102, “Statements of Cash Flows - Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

J.	Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48) entitled “Accounting For Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The implementation of FIN 48 is not expected to have a material impact on the Partnership’s financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The implementation of FAS 157 is not expected to have a material impact on the Partnership’s financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, providing guidance on quantifying financial statement misstatement and implementation (e.g., restatement or cumulative effect to assets, liabilities and retained earnings) when first applying this guidance. SAB 108 is effective for the Partnership for the year ending December 31, 2006. The adoption of SAB 108 did not have a material effect on the Partnership’s financial statements.

K.	Fair Value

All of the Partnership’s assets and liabilities are considered financial instruments and are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instruments.

L.	Change in Accounting Principle and Prior Period Restatement

Pursuant to the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (FAS 150), redemptions approved by the General Partner prior to year end with a fixed effective date and fixed amount should be recorded as redemptions payable as of year end. FAS 150 became effective for the Partnership during the year ended December 31, 2005. The December 31, 2005 financial statements have been restated to reflect redemptions payable of $481,198, which was previously reported as partners’ capital.

Note 2.	GENERAL PARTNER

The General Partner and commodity trading advisor of the Partnership is AIS Futures Management LLC, which conducts and manages the business and trading activities of the Partnership.

The Second Amended and Restated Limited Partnership Agreement (the “Limited Partnership Agreement”) provides for the General Partner to receive a monthly Management Fee equal to 1/12 of 2% (2% annually) of each Series A Limited Partner’s month-end Net Assets, as defined. The General Partner also receives a
Profit Share allocation equal to 20% of any New Trading Profit, as defined, attributable to each Series A Limited Partner’s Interest achieved as of each calendar year-end or upon redemption.

During 2006 and 2005, certain Series A Limited Partners were charged Management Fees at a rate lower than described above, to offset the effect of the additional 1.5% per annum Selling Agent Service Fee described in Note 3. Accordingly, for the years ended December 31, 2006 and 2005, Management Fees were reduced by approximately $195,000 and $63,000, respectively.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 3.	SELLING AGENT ADMINISTRATIVE AND SERVICE FEES

Certain Series A Limited Partners that were solicited by Selling Agents are charged an Administrative and Service Fee (the “Service Fee” equal to 1/12 of 2.5% (2.5% annually) of each Series A Limited Partner’s month-end Net Assets, as defined, sold by them which remain outstanding as of each month-end. The Selling Agents may pass on a portion of the Service Fee to its investment executives. In the event the Service Fee is no longer payable to a Selling Agent, the relevant Limited Partner who was solicited by such Selling Agent will no longer be charged the Service Fee. For the year ended December 31, 2006, certain Limited Partners were not subject to the Service Fee. For the year ended December 31, 2005, all Limited Partners were subject to the Service Fee.

For investment executives associated with the sale of Limited Partner Interests in excess of $500,000, the investment executive’s firm will receive an additional 1.5% per annum Service Fee with respect to such Limited Partner Interests in excess of $500,000, for the first twelve months following the sale of such Limited Partner Interests. Effectively, the additional Service Fee is paid by the General Partner, not the Limited Partner, through a reduced Management Fee, as discussed in Note 2.

Note 4.	DEPOSITS WITH BROKER

The Partnership deposits funds with its clearing broker subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of U.S. Treasury bills and cash with such broker. Accordingly, assets used to meet margin and other broker or regulatory requirements are partially restricted. The Partnership earns interest income on its assets deposited with the broker.

Note 5.	SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner. A selling commission of up to 2% of the subscription amount may be deducted from the subscription proceeds and paid to the applicable Selling Agent, if any. For the years ended December 31, 2006 and 2005, $1,350 and $0 in selling commissions were charged to Limited Partners. Limited Partner additions, as presented in the statement of changes in partners’ capital (net asset value), are net of such selling commissions.

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may request and receive partial or full redemptions of their capital account as of the close of business on the last business day of any month, subject to restrictions in the Limited Partnership Agreement.

Note 6.	TRADING ACTIVITIES AND RELATED RISKS

The Partnership engages in the speculative trading of U.S. futures contracts and for a brief period of time in 2006 traded options on U.S. futures contracts. The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 6.	TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

Purchase and sale of futures and options on futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

For futures and options on futures contracts, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Partnership pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership to potentially unlimited liability; for purchased options, the risk of loss is limited o the premiums paid.

In addition to market risk, in entering commodity interest contracts, there is a credit risk that a counterparty will not be able to meet its obligations to the Partnership. The counterparty for futures and options on futures contracts traded in the United States and on most non-U.S. futures exchanges is the clearinghouse associated with such exchange. In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce the credit risk.

The Partnership maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The General Partner believes the Partnership is not exposed to any significant credit risk on cash.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The Limited Partners bear the risk of loss only to the extent of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 7.	INDEMNIFICATIONS

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

AIS FUTURES FUND IV L.P.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
_______________

Note 8.	FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Partnership for the years ended December 31, 2006, 2005 and 2004. This information has been derived from information presented in the financial statements.

	2006	2005	2004
Total return for Series A Limited Partners taken as a whole
Total return before Profit Share allocation	0.17%	1.78%	27.82%
Profit Share allocation	(0.47)%	(7.18)%	(6.82)%

Total return after Profit Share allocation	(0.30)%	(5.40)%	21.00%

Supplemental Data for Series A Limited Partners

Ratio of expenses to average net asset value:
Expenses, excluding Profit Share allocation	4.66%	4.70%	4.88%
Profit Share allocation	0.32%	4.02%	3.21%

Total expenses	4.98%	8.72%	8.09%

Net investment income (loss)[1]	0.17%	(1.95)%	(3.48)%
<
The total returns and ratios are presented for Series A Limited Partners taken as a whole based on the Partnership’s standard Management Fee, Service Fee and Profit Share allocation arrangements. An individual partner’s total returns and ratios may vary from the above total returns and ratios based on the timing of their capital additions and redemptions and given potentially different fee arrangements for a Series A Limited Partner.

The total returns and ratios exclude the effects of any 2% upfront selling commissions charged by Selling Agents.

__________________
1 The net investment income (loss) is comprised of interest income less total expenses, excluding the General Partner Profit Share allocation

INDEPENDENT AUDITOR’S REPORT

To the Members
AIS Futures Management LLC

We have audited the accompanying balance sheet of AIS Futures Management LLC as of December 31, 2006.  This financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of AIS Futures Management LLC as of December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland
May 31, 2007

AIS FUTURES MANAGEMENT LLC
BALANCE SHEET
December 31, 2006
_______________

ASSETS

Current assets
Cash and cash equivalents		$99,191
Equity in commodity broker trading account		95,845
Management fees receivable from sponsored funds		243,448
Other receivables from sponsored funds		545,500
Other fees receivable		27,130
Prepaid expenses		18,810
Investments in sponsored funds
AIS Futures Fund II L.P. (2X-4X)	$274,545
AIS Futures Fund L.P. (3x-6x)	952,709
AIS Futures Fund III L.P.	518,462
AIS Futures Fund IV L.P.	179,169
Total investments in sponsored funds		1,924,885
Total current assets		2,954,809
Property, equipment and leasehold improvements
Equipment	$117,444
Furniture & fixtures	128,519
Leasehold improvements	67,302
Less accumulated depreciation and amortization	(264,549)
Total property, equipment and leasehold improvements, net		48,716
Security deposits		$25,351
Total other assets		74,067
Total assets		$3,028,876

LIABILITIES

Current liabilities
Accounts payable		$74,352
Compensation payable		126,000
Payable to profit sharing plan		175,000
Total current liabilities		375,352
Deferred rent		15,637
Total liabilities		390,989

MEMBERS’ EQUITY

Members’ equity		2,637,887
Total Liabilities and Members’ Equity		$3,028,876

See accompanying notes.

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.           General Description

AIS Futures Management LLC (the Company) is a Delaware limited liability company, which is registered with the Commodity Futures Trading Commission (CFTC) as a commodity pool operator and a commodity trading advisor.  The Company was formed under the laws of Delaware on April 14, 1997 and shall continue until December 31, 2047, unless sooner terminated in accordance with the Amended and Restated Limited Liability Company Agreement (Limited Liability Company Agreement).  The Company offers both retail and institutional investors investment advisory and portfolio management services, primarily in commodity interest contracts.  The Company also serves as the general partner and trading advisor of various sponsored funds.  The Company is subject to the regulations of the CFTC, an agency of the United States (U.S.) government, which regulates most aspects of the commodity futures industry.  The Company is also a member of and subject to the rules of the National Futures Association (NFA), an industry self-regulatory organization.

B.           Method of Reporting

The Company’s balance sheet is presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Company’s management.  Actual results could differ from those estimates.

C.           Cash and Cash Equivalents

Cash and cash equivalents includes cash on deposits with banks and an investment in a money market mutual fund.  The Company, at times, may maintain cash balances with one financial institution in amounts greater then the federally insured limit of $100,000, or may maintain cash in money market mutual fund accounts which do not provide any federal or other deposit protection. The Company’s management believes this to be an acceptable business risk.

D.           Revenue Recognition

Management fees accrue monthly based on a percentage of assets under management.  Profit Share allocations may be earned by achieving defined performance objectives as outlined in agreements with the Company’s clients.  Profit Share allocations are accrued when the conditions of the applicable profit share allocation agreements are satisfied.

E.           Investments in Sponsored Funds

Investments in sponsored funds are reported at fair value at the balance sheet date, in accordance with the equity method.  Fair value is the value determined for each sponsored fund in accordance with such sponsored funds valuation policies and reported at the time of the Company’s valuation. Generally, the fair value of the Company’s investment in a sponsored fund equals the underlying net asset value and represents the amount the Company could reasonably expect to receive from such sponsored fund if the Company’s investment was redeemed at the date of valuation.

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

F.           Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost.  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using straight-line methods.  Such lives range from 3 to 7 years.  The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets.  Leasehold improvements are amortized using the straight-line method.

G.           Income Taxes

The Company prepares calendar year U.S. and applicable state information tax returns and reports to the Members their allocable shares of the Company’s taxable income.

H.           Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48) entitled “Accounting For Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.”  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements.  Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006.  The implementation of FIN 48 is not expected to have a material impact on the Company’s balance sheet.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements.  While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The implementation of FAS 157 is not expected to have a material impact on the Company’s balance sheet.

Note 2.	RECEIVABLES FROM SPONSORED FUNDS

During 2006, the Company acted as General Partner and provided trading advisory services to various sponsored funds.  Management fees earned by the Company range from 0% to 4% annually, based on the various sponsored funds’ month-end net assets.  Also, the Company earns annual Profit Share allocations from sponsored funds that range from 20% to 26% of profits attributable to certain limited partner’s of the sponsored funds.  Profit shares receivable at December 31, 2006 are reflected as other receivables in the Company’s balance sheet.

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 2.	RECEIVABLES FROM SPONSORED FUNDS (CONTINUED)

Receivables from sponsored funds consist of the following as of December 31, 2006:

	Management Fees	Other Receivables
AIS Futures Fund II L.P. (2X-4X)	$53,210	$98,695
AIS Futures Fund L.P. (3x-6x)	118,143	18,833
AIS Futures Fund III L.P.	0	344,037
AIS Futures Fund IV L.P.	72,095	83,935
Total	$243,448	$545,500

These receivables are reported in the Company’s balance sheet at the amount the Company expects to receive based on the related agreements with the sponsored funds.

Note 3.	INVESTMENTS IN SPONSORED FUNDS

Investments in sponsored funds consist of the following as of December 31, 2006:

AIS Futures Fund II L.P. (2X-4X)

The Company is the general partner and trading advisor of AIS Futures Fund II L.P. (2X-4X).  The net asset value of this fund is $24,496,424 at December 31, 2006.

AIS Futures Fund L.P. (3x-6x)

The Company is the general partner and trading advisor of AIS Futures Fund L.P. (3x-6x).  The net asset value of this fund is $62,791,888 at December 31, 2006.

AIS Futures Fund III L.P.

The Company is the general partner and trading advisor of AIS Futures Fund III L.P.  The net asset value of this fund is $22,739,003 at December 31, 2006.

AIS Futures Fund IV L.P.

The Company is the general partner and trading advisor of AIS Futures Fund IV L.P.  The net asset value of this fund is $51,744,274 at December 31, 2006.

Note 4.	EQUITY IN COMMODITY BROKER TRADING ACCOUNT

At December 31, 2006, the equity in the commodity broker trading account consists of the following:

Cash	$81,928
Open options on futures contracts
at market value (cost – $28,494)	12,250
Open futures contracts at market value	1,667

Equity in commodity broker trading account	$95,845

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 4.	EQUITY IN COMMODITY BROKER TRADING ACCOUNT (CONTINUED)

The details of the open futures contracts and open options on futures contracts at December 31, 2006 is as follows:

Open options on futures contracts	Value

Purchased Call Options
Soybeans (5 contracts, expire 10/26/07)	$11,000
Purchased Put Options
U.S. Treasury Bonds (10 contracts, expire 2/23/07)	1,250

Total at market value	$12,250

Open futures contracts

Long Futures Contracts
30 Day Interest Rate (10 contracts, 3/07)	$1,667

Futures contracts and options on futures contracts are recorded on trade date and are reflected at fair value based on quoted market prices.  Gains or losses are realized when contracts are liquidated.  Net unrealized gains or losses on open contracts (the difference between contract trade price and quoted market price) are reflected as a component of equity in commodity broker trading account in the balance sheet.

The Company’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the balance sheet.

The Company deposits funds with Calyon Financial Inc. to act as commodity broker, subject to CFTC regulations and various exchange and broker requirements.  Margin requirements are satisfied by the deposit of cash with the commodity broker.  Accordingly, assets used to meet margin and other broker or regulatory requirements are partially restricted.  The Company earns interest income on its assets deposited with the commodity broker.

Note 5.	TRADING ACTIVITIES AND RELATED RISKS

The Company engages in the speculative trading of U.S. futures contracts and options on U.S. futures contracts.  Additionally, the sponsored funds in which the Company invests and acts as general partner also engage in the speculative trading of U.S. futures contracts and options on U.S. futures contracts.  The Company is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 5.	TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

Purchase and sale of futures and options on futures contracts requires margin deposits with the commodity broker.  Additional deposits may be necessary for any loss on contract value.  The Commodity Exchange Act requires a commodity broker to segregate all customer transactions and assets from such broker’s proprietary activities.  A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a commodity broker are considered commingled with all other customer funds subject to the commodity broker’s segregation requirements.  In the event of a commodity broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available.  It is possible that the recovered amount could be less than total cash and other property deposited.

For futures and options on futures contracts, risks arise from changes in the market value of the contracts. Theoretically, the Company is exposed to a market risk equal to the notional contract value of futures contracts purchased and unlimited liability on such contracts sold short.  As both a buyer and seller of options, the Company pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.  Written options expose the Company to potentially unlimited liability, and purchased options expose the Company to a risk of loss limited to the premiums paid.

In addition to market risk, in entering futures and options on futures contracts, there is a credit risk that a counterparty will not be able to meet its obligations to the Company.  The counterparty for futures and options on futures contracts traded in the United States and on most non-U.S. futures exchanges is the clearinghouse associated with such exchange.  In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce the credit risk.

The Company has established procedures to actively monitor the market risk of its own trading activity as well as the trading activity of the sponsored funds.  The Company has also established procedures to minimize its credit risk and the credit risk of the sponsored funds.  There is no guarantee that the Company will succeed in its objectives of monitoring market risk and minimizing credit risk.

Note 6.	LEASE OBLIGATIONS

The Company leases office facilities under a non-cancelable lease agreement, which provides for minimum base annual rentals plus a proportionate share of tax, operating and utility expenses.  Related to this lease, the Company has provided to the landlord a security deposit  in the amount of $24,665.  This lease expires on February 28, 2016.  Minimum base annual rentals through the current lease term are as follows:

Year Ending December 31:
2007	$131,401
2008	135,309
2009	139,379
2010	143,559
2011	147,870
2012	152,321
2013	156,874
2014	161,597
2015	166,429
2016	27,873
Total base annual rentals	$1,362,612

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 6.	LEASE OBLIGATIONS (CONTINUED)

The Company recognizes rent expense under this agreement  on a straight-line basis resulting in a deferred rent liability of $15,637, as of December 31, 2006.

The Company has entered into a second lease for office facilities.  This lease expires on December 14, 2007.  Minimum base annual rentals through the lease term are $7,546.  The Company has provided to the landlord a security deposit of $686, relating to this lease.

The Company has entered into an non-cancelable operating lease agreement for office equipment, which provides for 48 monthly payments of $812.  The current lease expires on August 30, 2010.  Minimum rentals through the current lease term are $35,728.

Note 7.	PROFIT SHARING PLAN

The Company has established a Profit Sharing Plan (the Plan) for the benefit of its employees.  The Company is the Plan administrator and the president of the Company is the trustee of the Plan.  Under terms of the Plan, employees enter the Plan as a participant on the entry date as of which he or she satisfies the eligibility requirements.  All persons who are employees of the Company are considered eligible employees for purposes of the Plan.  The Company’s contributions to the Plan are totally discretionary, including the discretion to forego a contribution for one or more plan years.  For each plan year in which an employee is eligible to receive a share of any contribution the Company makes to the Plan, an amount is allocated to the employee’s account in the ratio that their compensation for the Plan year bears to the total compensation of all eligible participants for the Plan year.  Although the Plan is intended to be permanent, the Company can amend or terminate the Plan at any time.

Note 8.	INDEMNIFICATIONS

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred.  The Company expects the risk of any future obligation under these indemnifications to be remote.

AIS FUTURES MANAGEMENT LLC
BALANCE SHEET
March 31, 2007 (Unaudited)
_______________

ASSETS
Current assets
Cash and cash equivalents		$347,871
Equity in commodity broker trading account		129,141
Management fees receivable from sponsored funds		282,538
Other receivables from sponsored funds		61,398
Other fees receivable		43,619
Prepaid expenses		19,855

Investments in sponsored funds
AIS Futures Fund II L.P. (2X-4X)	$300,638
AIS Futures Fund L.P. (3x-6x)	1,072,683
AIS Futures Fund III L.P.	566,981
AIS Futures Fund IV L.P.	196,008
Total investments in sponsored funds		2,136,310
Total current assets		3,020,732

Property, equipment and leasehold improvements
Equipment	$117,444
Furniture & fixtures	128,519
Leasehold improvements	67,302
Less accumulated depreciation and amortization	(276,397)

Total property, equipment and leasehold
improvements, net		36,868

Security deposits		25,351

Total other assets		62,219
Total assets		$3,082,951

LIABILITIES
Current liabilities
Accounts payable		$18,750
Total current liabilities		18,750

Deferred rent		15,557

Total liabilities		34,307

MEMBERS’ EQUITY
Members’ equity		3,048,644

Total Liabilities and Members’ Equity		$3,082,951

See accompanying notes.

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	General Description

AIS Futures Management LLC (the Company) is a Delaware limited liability company, which is registered with the Commodity Futures Trading Commission (CFTC) as a commodity pool operator and a commodity trading advisor.  The Company was formed under the laws of Delaware on April 14, 1997 and shall continue until December 31, 2047, unless sooner terminated in accordance with the Amended and Restated Limited Liability Company Agreement (Limited Liability Company Agreement).  The Company offers both retail and institutional investors investment advisory and portfolio management services, primarily in commodity interest contracts.  The Company also serves as the general partner and trading advisor of various sponsored funds.  The Company is subject to the regulations of the CFTC, an agency of the United States (U.S.) government, which regulates most aspects of the commodity futures industry.  The Company is also a member of and subject to the rules of the National Futures Association (NFA), an industry self-regulatory organization.

B.	Method of Reporting

The Company’s balance sheet is presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Company’s management.  Actual results could differ from those estimates.

C.	Cash and Cash Equivalents

Cash and cash equivalents includes cash on deposits with banks and an investment in a money market mutual fund.  The Company, at times, may maintain cash balances with one financial institution in amounts greater then the federally insured limit of $100,000, or may maintain cash in money market mutual fund accounts which do not provide any federal or other deposit protection. The Company’s management believes this to be an acceptable business risk.

D.	Revenue Recognition

Management fees accrue monthly based on a percentage of assets under management.  Profit Share allocations may be earned by achieving defined performance objectives as outlined in agreements with the Company’s clients.  Profit Share allocations are accrued when the conditions of the applicable profit share allocation agreements are satisfied.

E.	Investments in Sponsored Funds

Investments in sponsored funds are reported at fair value at the balance sheet date, in accordance with the equity method.  Fair value is the value determined for each sponsored fund in accordance with such sponsored funds valuation policies and reported at the time of the Company’s valuation. Generally, the fair value of the Company’s investment in a sponsored fund equals the underlying net asset value and represents the amount the Company could reasonably expect to receive from such sponsored fund if the Company’s investment was redeemed at the date of valuation.

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

F.	Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost.  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using straight-line methods.  Such lives range from 3 to 7 years.  The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets.  Leasehold improvements are amortized using the straight-line method.

G.	Income Taxes

The Company prepares calendar year U.S. and applicable state information tax returns and reports to the Members their allocable shares of the Company’s taxable income.

H.	Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48) entitled “Accounting For Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.”  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements.  Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006.  The implementation of FIN 48 is not expected to have a material impact on the Company’s balance sheet.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements.  While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The implementation of FAS 157 is not expected to have a material impact on the Company’s balance sheet.

Note 2.	RECEIVABLES FROM SPONSORED FUNDS

During the three months ended March 31, 2007, the Company acted as General Partner and provided trading advisory services to various sponsored funds.  Management fees earned by the Company range from 0% to 4% annually, based on the various sponsored funds’ month-end net assets.  Also, the Company earns annual Profit Share allocations from sponsored funds that range from 20% to 26% of profits attributable to certain limited partner’s of the sponsored funds.  Profit shares receivable at March 31, 2007 are reflected as other receivables in the Company’s balance sheet.

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 2.	RECEIVABLES FROM SPONSORED FUNDS (CONTINUED)

Receivables from sponsored funds consist of the following as of March 31, 2007:

	Management	Other
	Fees	Receivables
AIS Futures Fund II L.P. (2X-4X)	$58,025	$30,112
AIS Futures Fund L.P. (3x-6x)	142,207	4,790
AIS Futures Fund III L.P.	0	22,945
AIS Futures Fund IV L.P.	82,306	3,551

Total	$282,538	$61,398

These receivables are reported in the Company’s balance sheet at the amount the Company expects to receive based on the related agreements with the sponsored funds.

Note 3.	INVESTMENTS IN SPONSORED FUNDS

Investments in sponsored funds consist of the following as of March 31, 2007:

AIS Futures Fund II L.P. (2X-4X)

The Company is the general partner and trading advisor of AIS Futures Fund II L.P. (2X-4X).  The net asset value of this fund is $22,980,593 at March 31, 2007.

AIS Futures Fund L.P. (3x-6x)

The Company is the general partner and trading advisor of AIS Futures Fund L.P. (3x-6x).  The net asset value of this fund is $73,408,910 at March 31, 2007.

AIS Futures Fund III L.P.

The Company is the general partner and trading advisor of AIS Futures Fund III L.P.  The net asset value of this fund is $22,233,433 at March 31, 2007.

AIS Futures Fund IV L.P.

The Company is the general partner and trading advisor of AIS Futures Fund IV L.P.  The net asset value of this fund is $58,130,411 at March 31, 2007.

Note 4.	EQUITY IN COMMODITY BROKER TRADING ACCOUNT

At March 31, 2007, the equity in the commodity broker trading account consists of the following:

Cash	$127,631
Open options on futures contracts
at market value	10,587
Open futures contracts at market value	(9,077)
Equity in commodity broker trading account	$129,141

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 4.	EQUITY IN COMMODITY BROKER TRADING ACCOUNT (CONTINUED)

The details of the open futures contracts and open options on futures contracts at March 31, 2007 is as follows:

Open options on futures contracts	Value

Purchased Call Options
Soybeans (5 contracts, expire 10/26/07)	$14,312
Purchased Put Options
Silver (5 contracts, expire 4/26/07)	(3,725)

Total at market value	$10,587

Open futures contracts

Long Futures Contracts
30 Day Interest Rate (10 contracts, 3/07)	$833
Gold (2 contracts, 6/07)	(860)
Silver (2 contracts, 5/07)	(9,050)

Total at market value	$(9,077)

Futures contracts and options on futures contracts are recorded on trade date and are reflected at fair value based on quoted market prices.  Gains or losses are realized when contracts are liquidated.  Net unrealized gains or losses on open contracts (the difference between contract trade price and quoted market price) are reflected as a component of equity in commodity broker trading account in the balance sheet.

The Company’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the balance sheet.

The Company deposits funds with Calyon Financial Inc. to act as commodity broker, subject to CFTC regulations and various exchange and broker requirements.  Margin requirements are satisfied by the deposit of cash with the commodity broker.  Accordingly, assets used to meet margin and other broker or regulatory requirements are partially restricted.  The Company earns interest income on its assets deposited with the commodity broker.

Note 5.	TRADING ACTIVITIES AND RELATED RISKS

The Company engages in the speculative trading of U.S. futures contracts and options on U.S. futures contracts.  Additionally, the sponsored funds in which the Company invests and acts as general partner also engage in the speculative trading of U.S. futures contracts and options on U.S. futures contracts.  The Company is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 5.	TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

Purchase and sale of futures and options on futures contracts requires margin deposits with the commodity broker.  Additional deposits may be necessary for any loss on contract value.  The Commodity Exchange Act requires a commodity broker to segregate all customer transactions and assets from such broker’s proprietary activities.  A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a commodity broker are considered commingled with all other customer funds subject to the commodity broker’s segregation requirements.  In the event of a commodity broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available.  It is possible that the recovered amount could be less than total cash and other property deposited.

For futures and options on futures contracts, risks arise from changes in the market value of the contracts. Theoretically, the Company is exposed to a market risk equal to the notional contract value of futures contracts purchased and unlimited liability on such contracts sold short.  As both a buyer and seller of options, the Company pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.  Written options expose the Company to potentially unlimited liability, and purchased options expose the Company to a risk of loss limited to the premiums paid.

In addition to market risk, in entering futures and options on futures contracts, there is a credit risk that a counterparty will not be able to meet its obligations to the Company.  The counterparty for futures and options on futures contracts traded in the United States and on most non-U.S. futures exchanges is the clearinghouse associated with such exchange.  In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce the credit risk.

The Company has established procedures to actively monitor the market risk of its own trading activity as well as the trading activity of the sponsored funds.  The Company has also established procedures to minimize its credit risk and the credit risk of the sponsored funds.  There is no guarantee that the Company will succeed in its objectives of monitoring market risk and minimizing credit risk.

Note 6.	LEASE OBLIGATIONS

The Company leases office facilities under a non-cancelable lease agreement, which provides for minimum base annual rentals plus a proportionate share of tax, operating and utility expenses.  Related to this lease, the Company has provided to the landlord a security deposit  in the amount of $24,665.  This lease expires on February 28, 2016.  Minimum base annual rentals through the current lease term are as follows:

Year Ending March 31:
2008	$132,372
2009	136,303
2010	140,413
2011	144,619
2012	148,966
2013	153,448
2014	158,031
2015	162,793
2016	153,300
Total base annual rentals	$1,330,245

AIS FUTURES MANAGEMENT LLC
NOTES TO BALANCE SHEET (CONTINUED)
_______________

Note 6.	LEASE OBLIGATIONS (CONTINUED)

The Company recognizes rent expense under this agreement  on a straight-line basis resulting in a deferred rent liability of $15,557, as of March 31, 2007.

The Company has entered into a second lease for office facilities.  This lease expires on December 14, 2007.  Minimum base annual rentals through the lease term are $5,488.  The Company has provided to the landlord a security deposit of $686, relating to this lease.

The Company has entered into an non-cancelable operating lease agreement for office equipment, which provides for 48 monthly payments of $812.  The current lease expires on August 30, 2010.  Minimum rentals through the current lease term are $33,292.

Note 7.	PROFIT SHARING PLAN

The Company has established a Profit Sharing Plan (the Plan) for the benefit of its employees.  The Company is the Plan administrator and the president of the Company is the trustee of the Plan.  Under terms of the Plan, employees enter the Plan as a participant on the entry date as of which he or she satisfies the eligibility requirements.  All persons who are employees of the Company are considered eligible employees for purposes of the Plan.  The Company’s contributions to the Plan are totally discretionary, including the discretion to forego a contribution for one or more plan years.  For each plan year in which an employee is eligible to receive a share of any contribution the Company makes to the Plan, an amount is allocated to the employee’s account in the ratio that their compensation for the Plan year bears to the total compensation of all eligible participants for the Plan year.  Although the Plan is intended to be permanent, the Company can amend or terminate the Plan at any time.

Note 8.	INDEMNIFICATIONS

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred.  The Company expects the risk of any future obligation under these indemnifications to be remote.